                                                                   Exhibit 10.13


*** TEXT OMITTED AND FILED SEPARATELY
    CONFIDENTIAL TREATMENT REQUESTED
    UNDER 17 C.F.R. 200.80(b)(4) AND 240.24b-2


                          PURCHASE AND SUPPLY AGREEMENT

                REGARDING SUPPLY OF COMPONENTS BY VISTEON TO FORD

                                     BETWEEN

                               VISTEON CORPORATION

                                       AND

                               FORD MOTOR COMPANY

                                 October 1, 2005

 PURCHASE AND SUPPLY AGREEMENT REGARDING SUPPLY OF COMPONENTS BY VISTEON TO FORD

This Purchase and Supply Agreement Regarding Supply of Components by Visteon to Ford ("AGREEMENT") dated as of October 1, 2005 is entered into by and between Visteon Corporation, a Delaware corporation ("VISTEON"), and Ford Motor Company ("FORD"), a Delaware corporation. Each of Ford and Visteon is herein referred to as a "PARTY" and collectively, the "PARTIES."

                                    RECITALS

A. Ford and Visteon entered into a Purchase and Supply Agreement dated as of December 19, 2003 (the "2003 AGREEMENT") covering the purchase from Visteon and certain of its subsidiaries and affiliates and supply to Ford and certain of its subsidiaries and affiliates worldwide of motor vehicle-related components and systems.

B. As part of an overall restructuring of Visteon operations, the Parties intend to terminate the 2003 Agreement and to substitute this Agreement for the 2003 Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and intending to be legally bound, Visteon and Ford hereby agree as follows:

1.   DEFINED TERMS

1.1 All terms with initial capitalization used herein shall have the following definitions unless specifically stated otherwise. In this Agreement, except as otherwise expressly provided or the context otherwise clearly requires, words in the singular include the plural, and vice versa.

"AAI" means AutoAlliance International, Inc.

"AFFILIATE" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such first Person. For the purpose of this definition, the term "Control" (including, with correlative meanings, the terms "Controlling," "Controlled by" and "under common Control with"), as used with respect to any Person, means having the right to elect a majority of the board of directors or other comparable body responsible for management and direction of such Person, or otherwise having, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, by contract or by virtue of share ownership. For the avoidance of doubt, neither Newco, any of its subsidiaries, Mazda Motor Corporation, nor Mazda Motor America, Inc. shall be deemed to be an Affiliate (or subsidiary) of Ford or any of its Affiliates for the purposes of this Agreement, but AAI will be an Affiliate of Ford to the extent it purchases Components from Visteon.

"BUSINESS DAY" means a day, other than Saturday, Sunday or other day on which commercial banks in Detroit, Michigan are authorized or required by law to close.

"COMPETITIVE GAP CLOSURE PLAN" means the gap closure plans specified in Exhibit 3 attached hereto.

"COMPONENTS" means motor-vehicle-related parts, components and systems that are produced by Visteon or its wholly-owned subsidiaries in North America and that are shipped directly to Ford facilities in North America or to AAI for use in vehicles that are sold under the Ford, Lincoln or Mercury brand. Notwithstanding anything to the contrary in the foregoing sentence, parts, components and systems that are produced by Visteon Affiliates (other than its wholly-owned subsidiaries), as well as Tier 2 Components and Service Parts (except as provided for in Section 13.12 below), are not considered "Components".

"CONTRIBUTION AGREEMENT" means the contribution Agreement between Visteon and Automotive Components Holdings, Inc. (f/k/a VFH Holdings, Inc.) dated September 12, 2005.

"DAMAGES" means any and all obligations, liabilities, damages, penalties, deficiencies, losses, judgments, costs and expenses (including, but not limited to, costs and expenses incurred in connection with performing obligations, interest, bonding and appellate costs and reasonable attorneys', accountants', engineers' and investigators' fees and disbursements), in each case, after the application of any and all amounts recovered under insurance contracts or similar arrangements and from third parties by the person claiming indemnity.

"DEFAULTING PARTY" has the meaning specified in Section 8.1.

"DESIGN CHANGE" means any change to the physical Component, its performance, or its interface with other parts or systems that results in a change to the part number.

"DIRECTED TIER 2 SOURCING" means the situation where Ford directs a supplier (as the tier 1 supplier to Ford) to purchase a specific motor-vehicle-related part, component or system from a specific supplier (the tier 2 supplier to Ford) for incorporation into a motor-vehicle-related part, component or system to be supplied by such tier 1 supplier to Ford.

"EVENT OF DEFAULT" has the meaning specified in Section 8.1.

"EXISTING BUSINESS" means all Components that are the subject of an Existing Agreement.

"EXISTING AGREEMENTS" means all Purchase Orders, Long Term Supply Agreements, Target Agreements, and Sourcing Agreements with Pricing, in each case: (1) for Components; and, (2) which were entered into by Ford and Visteon and effective as of May 1, 2005. Existing Agreements also include the: Target Agreement dated 7/21/06 for the PCM for the 2008 MY C170 & B410 program; and, the Target Agreement dated 7/20/05 for the PCM/ECM for the 2009MY P415/U222-228 program.

In the event that a Target Agreement or Sourcing Agreement with Pricing for Components was entered into and effective as of May 1, 2005, but a Purchase Order or Long Term Supply Agreement relating to such Target Agreement or Sourcing Agreement with Pricing was entered into and effective after May 1, 2005, such Purchase Order or Long Term Supply Agreement will be an Existing Agreement for the purposes of this Agreement. In such event, such Purchase Order or Long Term Supply Agreement became (or will become) the Existing Agreement for such Components for purposes of this Agreement (as opposed to such Target Agreement or Sourcing Agreement with Pricing, which will survive only in regard to such Purchase Order or Long Term Supply Agreement as described in the Global Terms).

In the event that the vehicle or power-train program to which a Component that is Existing Business relates is or will be subject to a major refreshening or will be replaced by, or will become, a new program (such Components are referred to herein as "AFFECTED COMPONENTS"), and the motor-vehicle-related parts, components, or systems for the refreshened or new program which replace the Affected Components are (or were prior to the date of this Agreement) put up for award by Ford, such Affected Components will no longer be considered to be Existing Business for the purposes of this Agreement (and, as such, the Existing Agreement for such Affected Components will no longer be considered to be an Existing Agreement for the purposes of this Agreement) as of the date that Ford begins purchasing the motor-vehicle-related parts, components, or systems for the refreshened or new program which replace the Affected Components. Nothing in this Agreement or in any Purchase Order, Long Term Supply Agreement, Sourcing Agreement, or Target Agreement prohibits Ford from sourcing such motor-vehicle-related parts, components, or systems which replace the Affected Components to a supplier of its choice, or from purchasing the same from such supplier. For the purposes of this definition: "put up for award" means the issuance of a Request for Quote by Ford for such motor-vehicle-related parts, components, or systems for the refreshened or new program which replace the Affected Components; and, "Request for Quote" means a request issued by Ford to one or more suppliers to provide a quotation for the supply of such parts, components, or systems. "Put up for award" does not mean quoting design changes to a carryover component for a new program or following the change control process.

For the purposes of the prior paragraph, a "major refreshening" or "new program" means a change to a vehicle or power-train program with a "S3" or higher designation, for a vehicle program, or a "P3" or higher designation, for a power-train program, under the Ford Product Development System (FPDS), or the equivalent designation in Ford's Global Product Development System (GPDS) or any future product development system of Ford replacing FPDS or GPDS (as applicable).

"FORD BUY TURNOVER" has the meaning specified in Section 3.1.

"FORD CARRYOVER FROZEN TURNOVER" has the meaning specified in Section 3.1.

"FORD-DIRECTED TIER 2 COMPONENTS" means all Tier 2 Components subject to Directed Tier 2 Sourcing to Visteon (as the directed tier 2 supplier) by Ford for which Ford negotiated the price directly with Visteon (i.e., Tier 2 Components that Ford has directed the applicable Ford Tier 1 Supplier (including, without limitation, Newco) to purchase from Visteon and for which Ford has negotiated the price directly with Visteon). Ford-Directed Tier 2 Components include, without limitation, instrument clusters, EATCs, and audio parts and components which were, prior to the date of this Agreement, direct-sourced by Ford to a Visteon facility in North America (as the tier 2 supplier) for supply to (a) another Visteon facility in North America (as the tier 1 supplier), which facility was transferred to Newco, or (b) another Ford Tier 1 Supplier, in each case in regard to which Ford negotiated the price directly with Visteon or the applicable Visteon facility.

"FORD TIER 1 SUPPLIER" means a supplier (including, without limitation, Newco) who directly provides goods and services to Ford including (a) production parts, components, assemblies and accessories; (b) raw materials; (c) tooling; and (d) design, engineering or other services that are covered by the Global Terms. "Ford Tier 1 Supplier" also includes a supplier who directly provides the foregoing types of goods and services to AAI relating to vehicles that are sold under the Ford, Lincoln or Mercury brand.

"GLOBAL TERMS" means the Ford Production Purchasing Global Terms and Conditions (PPGTC Jan. 1, 2004) and any revisions made by Ford to the same.

"GOOD CAUSE" means:

     (i)  A significant quality or delivery issue for a given Component; or

     (ii) A unilateral upward re-pricing of the applicable Component (including, without limitation, uncompetitive pricing by Visteon for Design Changes to the Component), excluding mutually agreed price increases; or

     (iii) A default, within the prior twelve months, of a commitment by Visteon to adhere to a Competitive Gap Closure Plan identified on Exhibit 3 for a given Component; or

     (iv) A material default by Visteon under the terms of a Purchase Order or Long Term Supply Agreement with respect to a given Component.

"LONG TERM SUPPLY AGREEMENT" means a multiple-year contract with a supplier committing Ford to procure and the supplier to supply goods or services for a specified time period on specified terms.

"MASTER AGREEMENT" means the collective bargaining agreement and all supplements thereto between Ford and the UAW dated September 15, 2003, as well as any successor agreement (and supplements thereto) to such collective bargaining agreement entered into prior to the expiration of this Agreement.

"MASTER AGREEMENT PLANT" means a facility where some or all of the hourly employees working there are represented by the UAW under the Master Agreement.

"NEWCO" means Automotive Components Holdings, LLC (f/k/a VFH Holdings, LLC) and its Affiliates.

"NEWCO - VISTEON PSA" means the Purchase and Supply Agreement Regarding Sales of Components from Automotive Components Holdings, LLC to Visteon Corporation between Automotive Components Holdings, LLC (f/k/a VFH Holdings, LLC) and Visteon dated as of September 30, 2005.

"NON-DEFAULTING PARTY" has the meaning specified in Section 8.1.

"NORTH AMERICA" means Canada, Mexico and the United States.

"PARTY" or "PARTIES" has the meaning specified in the opening paragraph of this Agreement.

"PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

"PURCHASE ORDER" means a Purchase Order (as defined in the Global Terms) issued for Components, except in regard to the tooling referenced in Section 5.2, in which case it also refers to the Purchase Order (as defined in the Global Terms) issued for such tooling.

"SERVICE PARTS" means parts, components and systems that Ford or its Related Companies (as defined in the Global Terms), including, without limitation, FCSD, Ford Component Sales, Ford Racing or Ford Power Products, may offer for resale to authorized Ford, Lincoln, or Mercury vehicle dealers and others as service parts or replacement parts or accessories. By way of illustration, the term "Service Parts" includes both those parts, components and systems that are an exact match of a part, component or system that is sold to Ford or such of its Related Companies for use in production of vehicles as well as Component Parts. For the purposes of this definition: "COMPONENT PART" means a Service Part that is a component of a larger assembly or system.

"SOURCE" means the awarding of a Target Agreement or a Sourcing Agreement with Pricing as to a Component for an estimated program volume over a specified number of years. The term "Source" does not include the issuance of a Sourcing Agreement with Preliminary Targets or a Sourcing Agreement without Pricing.

"SOURCING AGREEMENT" means an agreement that may be entered into before a Purchase Order is issued to advise the supplier that Ford intends to Source goods or services to such supplier assuming that the requirements of the Sourcing Agreement are met. There are three types of Sourcing Agreements:
Sourcing Agreements with Pricing, Sourcing Agreements with Preliminary Targets, and Sourcing Agreements without Pricing.

"TARGET AGREEMENT" has the meaning specified in the Global Terms.

"TARGET AGREEMENT TURNOVER" has the meaning specified in Section 3.1.

"TIER 2 COMPONENTS" means all motor vehicle related parts, components and systems produced by Visteon or its wholly-owned subsidiaries in North America that are supplied by Visteon or its wholly-owned subsidiaries in North America to Ford Tier 1 Suppliers (including, without limitation, Newco) where such components are ultimately sold to Ford, its wholly-owned subsidiaries, or AAI for use in Ford, Lincoln and Mercury-branded vehicles. Service Parts are not Tier 2 Components for the purposes of this Agreement.

"TOTAL FROZEN TURNOVER" has the meaning specified in Section 3.1.

1.2 Subject to Section 13.3, except in regard to the identification of the Parties to this Agreement above, the definitions of Components and Tier 2 Components in Section 1.1, and where the context clearly requires otherwise, a reference in this Agreement to "Ford" includes Ford and its applicable Affiliates, and to "Visteon" includes Visteon and its applicable Affiliates.

2.   PURCHASE AND SUPPLY COMMITMENTS

2.1 Existing Agreements. (a) Subject to the terms and conditions of this Agreement, Visteon and Ford each shall, during the term of this Agreement, continue to honor the terms and conditions of all Existing Agreements regarding the purchase and sale of Components.

(b) Except as modified or supplemented under this Agreement, the Global Terms:
(i) apply to each Existing Agreement (other than Sourcing Agreements with Pricing or Target Agreements, in regard to which the Global Terms will apply to any Purchase Orders or Long Term Supply Agreements issued pursuant to such Sourcing Agreements with Pricing or Target Agreements), except to the extent that such Existing Agreement specifically states otherwise; and (ii) will apply to all other Purchase Orders and Long Term Supply Agreements issued by Ford to Visteon for Components. In the event of a conflict between the terms of an Existing Agreement and this Agreement, then the terms of this Agreement shall control.

2.2 Expiration of Term or Cessation of Existing Business Designation. Upon the termination or expiration of this Agreement, or when any Components that are Existing Business cease to be designated as Existing Business as provided for under this Agreement, Ford's and Visteon's rights and obligations regarding the purchase and sale of the Components shall be as specified under the applicable Purchase Order or Long Term Supply Agreement, including the Global Terms, for such Components (without regard to any amendment or supplement to the same provided for under this Agreement, but subject to Section 11 below).

2.3 Service Parts. The Parties' rights and obligations relating to the purchase by Ford from Visteon, and supply by Visteon to Ford, of Service Parts will be as set forth in the applicable purchase order from Ford to Visteon relating to such Service Parts (including, without limitation, that relating to the production end-item [to Ford] part, component, or material to which they relate) and will be unaffected by this Agreement (except as provided for in Section 13.12 below).

2.4 Ford Actions Regarding Ford-Directed Tier 2 Components During Term. Subject to Section 2.5 below, Ford may not direct the Ford Tier 1 Supplier (which may be, without limitation, Newco) relating to a Ford-Directed Tier 2 Component to terminate its purchases of such Ford-Directed Tier 2 Component from Visteon during the term of this Agreement, except Ford may, at its option, do so if: (i) Visteon fails to comply with the Competitive Gap Closure Plan set forth in
Exhibit 3 relating to such Ford-Directed Tier 2 Component or to provide the productivity price reductions for such Ford-Directed Tier 2 Component required under Section 3 below; or (ii) Ford would otherwise have the right to terminate a Purchase Order issued by Ford directly to Visteon for such Ford-Directed Tier 2 Component under this Agreement, if such Ford-Directed Tier 2 Component were a Component under this Agreement, a Purchase Order had been issued by Ford directly to Visteon for it, and such Purchase Order was an Existing Agreement under this Agreement.

2.5 Ford-Directed Audio Components. Notwithstanding any other term or condition of this Agreement, any audio parts or components which are Ford-Directed Tier 2 Components ("FORD-DIRECTED AUDIO COMPONENTS") shall cease to be covered under
Section 2.4 above as of December 31, 2006. Visteon shall have no obligation to provide Ford with productivity price reductions for Ford-Directed Audio Components under this Agreement after such date, and Ford may, at its option, freely direct the applicable Ford Tier 1 Supplier (including, without limitation, Newco) to cease purchasing Ford-Directed Audio Components from Visteon after such date; provided, however, that nothing in this Section 2.5 shall limit or affect any rights Visteon may have to submit a cancellation claim relating to any such action by Ford.

3.   PRICING

3.1 Productivity Price Reductions. (a) Visteon shall reduce the prices for all Components included in the calculation of Ford Carryover Frozen Turnover (as described below), as well as for all Tier 2 Components (except for Ford-Directed Audio Components after December 31, 2006, as described in Section 2.5 above), beginning on the date of this Agreement through December 31, 2008 by the following percentages (such reductions will be made effective as of January 1 of the applicable calendar year as described in Subsection 3.2 below):

Calendar Year   2005   2006   2007   2008
-------------   ----   ----   ----   ----
Percentage       ***    ***    ***    ***
Reduction


For a given calendar year, the aggregate productivity price reduction for all Components included in the calculation of Ford Carryover Frozen Turnover will be calculated by applying the applicable Percentage Reduction for such calendar year against the "Ford Carryover Frozen Turnover." The "Ford Carryover Frozen Turnover" shall be equal to the Total Frozen Turnover, less the Target Agreement Turnover, less the Ford Buy Turnover, less any Components excluded from the calculation of the Ford Carryover Frozen Turnover as described in Section 3.1(b) below. The following definitions shall apply to this calculation:

"Total Frozen Turnover" shall be equal to the total projected sales of Components by Visteon to Ford using Ford's budgeted volume, mix and rates assumptions for the applicable calendar year.

"Target Agreement Turnover" means that portion of the Total Frozen Turnover for Components that will be launched during the applicable calendar year where Ford and Visteon have entered into signed Target Agreements.

"Ford Buy Turnover" means that portion of the Total Frozen Turnover for which Ford has negotiated the price on behalf of Visteon (except for parts, components, or materials supplied by Newco to a Visteon facility for which Newco is obligated to pay productivity under the Newco - Visteon PSA). All productivity price reductions negotiated by Ford with respect to such portion of the Total Frozen Turnover will be flowed through, unaltered, to Ford and reflected in a corresponding adjustment to the price payable by Ford for the Components to which such portion of the Total Frozen Turnover relates.

The productivity price reductions for 2005 described above will not be duplicative of or in addition to any productivity price reductions implemented by Ford for 2005 for the applicable Components prior to the date of this Agreement pursuant to the 2003 Agreement. The productivity price reductions above for Tier 2 Components are not duplicative of or in addition to those that apply to the same Tier 2 Components under the Purchase and Supply Agreement Regarding Sales of Components from Visteon Corporation to Automotive Components Holdings, LLC between Visteon and Newco dated as of September 30, 2005.

(b) Where Ford and Visteon agree (or have agreed) in writing on different productivity price reductions than those specified above, such separate agreements shall supersede the provisions of Subsection 3.1(a) if such different price reductions replace (and are not incremental to) the price reductions required under Subsection 3.1(a). In these cases, the Components to which such different price reductions apply will be excluded from the calculation of Ford Carryover Frozen Turnover. If such different price reductions are incremental to (and do not replace) the price reductions required under Subsection 3.1(a), the Components to which such incremental price reductions apply will be included in the calculation of Ford Carryover Frozen Turnover and the incremental price reductions will apply in addition to those required under Subsection 3.1(a). Exhibit 3 contains a list of the Components for which separate agreements exist as of the date of this Agreement. The list describes separate and incremental agreements the Parties have identified as of the date of this Agreement, but is not to be considered an exhaustive list.

3.2 All productivity price reductions will be retroactive to January 1 of the applicable year. If the productivity price reductions are not processed prior to the end of any calendar quarter during the applicable year, Visteon shall pay to Ford a lump sum equal to seventy five percent (75%) of a reasonable estimate of the effect of the productivity price reductions based on Visteon's shipments of Components to Ford during such calendar quarter. Such amount shall be paid on or before the last day of such calendar quarter. The Parties acknowledge that once the actual productivity price reductions are determined, they will be entered into a system that will result in productivity price reductions retroactive to January 1 of the applicable year; therefore, if Visteon has made a lump sum payment for any calendar quarter and Ford later receives a retroactive price adjustment, Ford will reimburse Visteon any amounts that are charged twice to Visteon. For the avoidance of doubt, Visteon's lump-sum payment of 75% of such estimated amount will not affect Ford's right to receive 100% of the productivity price reduction due for the applicable calendar year.

3.3 In regard to any Design Change to any parts, components, or systems supplied by Newco to Visteon for inclusion in Components or Tier 2 Components, the price increase or decrease, as approved by Ford, to such parts, components, or systems resulting from such Design Change will be flowed through, unaltered, to Ford and reflected in a corresponding adjustment to the price payable by Ford for such Components or Tier 2 Components. Sec. 9.03 of the Global Terms and the Supplier Frequently Asked Question dated September 30, 2005 on Sec. 9.03 issued by Ford will apply in regard to any such Design Change requested by Ford (i.e., Visteon will promptly notify Ford in a Written Notice as defined in the Global Terms if the proposed change will affect cost or timing and provide substantiation of its claim, and, as long as the claim is adequately substantiated, Ford will make an equitable adjustment to the price or delivery schedules, and the adjustment will be negotiated in good faith with Visteon).

3.4 In regard to the D-series twin sheet fuel tanks produced at Visteon's Chicago VMAP facility and supplied by such facility to Ford ("TANKS"), Ford will compensate Visteon $15 million on an annualized basis, which shall be incremental to the amounts otherwise due and owing pursuant to any Purchase Orders issued by Ford to Visteon for such Tanks, for as long as the production part (i.e., non-Service Part) Tanks are manufactured at Visteon's Chicago VMAP facility and supplied by such facility to Ford during the term of this Agreement, in accordance with the following:

     (a) For each full calendar quarter after the date of this Agreement during which the Tanks are manufactured at Visteon's Chicago VMAP facility and supplied by such facility to Ford, the payment will be $3.75 million. Payments will be made on a quarterly basis, and will be due to Visteon on the last business day of such quarter; provided, however, that if the date of this Agreement is not within 5 business days before or after the beginning of a quarter, the first payment will be prorated based on the following formula: $3.75 million /90 days * number of days between the date of this Agreement and the earlier of (a) the last day of such quarter or
     (b) the end manufacturing and supply date (as described in Section 3.4(b) below).

     (b) If the manufacture and supply to Ford of the Tanks by Visteon's Chicago VMAP facility ceases prior to the completion of a quarter, the final payment will be prorated to reflect the number of days the Tanks are manufactured and supplied to Ford during that quarter. Calculations will be based on the following formula: $3.75 million /90 days * number of days the Tanks were manufactured and supplied to Ford during that quarter. The end manufacturing and supply date will be the date that Ford receives the last Tank supplied by Visteon's Chicago VMAP facility.

3.5 In the event that Newco amends a Purchase Order or Long Term Supply Agreement for an Assigned Component as described in Section 3.1(d) of the Newco
- Visteon PSA, the Matched Ford Price for the affected Assigned

Component as of 12/31/08 will be flowed through, unaltered, to Ford and reflected in a corresponding adjustment to the price payable by Ford for the Components containing such Assigned Component. For the purposes of this Section 3.5, "Purchase Order," "Long Term Supply Agreement," "Assigned Component," and "Matched Ford Price" are as defined in the Newco - Visteon PSA.

4.   PRICE GAP CLOSURE

     All Competitive Gap Closure Plans in effect as of May 1, 2005 shall remain in effect as specified therein. "Competitive Gap Closure Plan" means, for purposes of this Agreement, the plans agreed between Ford and Visteon and listed on Exhibit 3. Visteon shall have no further obligation to provide Competitive Gap Closure Plans in relation to any Existing Business beyond the plans identified on Exhibit 3; provided, however, that nothing in this Agreement prohibits Ford from requesting that Visteon agree to any other or additional gap closure plan, or any productivity price reduction beyond that provided for in
Section 3.1, in regard to any Components (whether Existing Business or otherwise).

5.   PAYMENT TERMS

5.1 Payment terms for Components received at Ford facilities in the United States, and for tooling received at Visteon facilities (or a Visteon supplier's facilities) in the United States, will be:

     (a) For the period beginning on the date of this Agreement through December 31, 2006, payment terms shall average 22 days after the entry date of the Components or tooling.

     (b) For the period beginning January 1, 2007 through December 31, 2007, payment terms shall average 26 days after the entry date of the Components or tooling.

     (c) For the period beginning January 1, 2008 through December 31, 2008, payment terms shall be net 12th or 26th prox with an average days payable of 34.5 days meaning that if the entry date of components or tooling occurs from the first day through the 15th day of a month, payment will be made by the 12th of the following month and if the entry date of components or tooling occurs from the 16th day through the last day of a month, payment will be made by the 26th of the following month.

     (d) Effective January 1, 2009, Visteon will be paid in accordance with Ford's standard payment terms in effect at that time.

5.2 All Components and tooling received at Ford facilities outside of the United States will have the payment terms specified in the applicable Purchase Order.

5.3 As used in this Article 5, the term "tooling" refers only to tooling owned by Ford and funded by Ford in an up-front payment (rather than in the piece price) that is used for the production of Components and which is located in Visteon facilities or Visteon's suppliers' facilities in the United States.

6.   RIGHT TO TERMINATE OR NOT RENEW

6.1 (a) Notwithstanding any term or condition of this Agreement or of any Purchase Order, Long Term Supply Agreement, Sourcing Agreement, or Target Agreement, or any other termination rights Ford may have, Ford may terminate or not renew, in whole or in part, an Existing Agreement relating to a Component during the term of this Agreement only:

     (1) for a Change of Control in accordance with Section 8.3(b) and (c) below;

     (2)  in accordance with Section 26.05 (Excusable Delay) of the Global
          Terms;

     (3) as a result of program cancellation (as described in Section 29 of the Global Terms);

     (4) as a result of an assignment by Visteon in breach of Section 42.04 of the Global Terms;

     (5)  for Good Cause with respect to such Component;

     (6) for a default by Visteon in the performance of any obligation or in the observance of any restriction described in Section 8.1(a) below that is not fully cured within 90 days after written notice thereof has been given by the Non-Defaulting Party;

     (7)  as a result of the termination of this Agreement under Section 8; or

     (8) in regard to Existing Agreement(s) for Fuel Delivery Modules (FDMs) supplied by Visteon's Bedford facility to Ford, in the event that the FDM business is transferred to a Master Agreement Plant as described in Section 10 below.

     Nothing in this Agreement shall in any way mitigate or affect any of Ford's rights to: (i) terminate or not renew any Purchase Order, Long Term Supply Agreement, or other agreement other than an Existing Agreement (i.e., a Purchase Order, Long Term Supply Agreement, or other agreement relating to Components other than Existing Business); or (ii) direct a Ford Tier 1 Supplier (which may be, without limitation, Newco) relating to a Ford-Directed Tier 2 Component to terminate its purchases of such Ford-Directed Tier 2 Component from Visteon during the term of this Agreement, except as specifically provided for in
Section 2.4 and 2.5.

(b) In regard to any termination or non-renewal described in 6.1, the terms of the applicable Existing Agreement will govern the right to notification, remediation and compensation, if any. In this regard, a termination by Ford under Section 6.1(a)(1) above will be treated as a termination under Section
26.03 of the Global Terms, under Sections 6.1(a)(4) through (7) above will be treated as a termination under Section 26.01 of the Global Terms, and a termination by Ford under Section 6.1(a)(8) above will be treated as a termination under Section 27.01 of the Global Terms. In no event will termination or non-renewal by Ford made in accordance with this Agreement (including, without limitation, under this Section 6.1 or Section 8) be considered a default or breach by Ford under any Existing Agreement or other agreement (including, without limitation, any Purchase Order or Long Term Supply Agreement) between Ford and Visteon. For the avoidance of doubt, in the event of a termination by Ford under Section 6.1(a)(3) above, Visteon shall have a right to submit a cancellation claim to Ford as provided for under Sec. 29.02 of the Global Terms.

6.2 Subject to Section 6.1(b), Ford's right to terminate or not renew an Existing Agreement as described in this Article 6 is without prejudice to either Party for any other right or remedy permitted under this Agreement or the applicable Existing Agreement, including, without limitation, any right to recover Damages for default.

6.3 Notwithstanding any term or condition of this Agreement, any Purchase Order or Long Term Supply Agreement, or any other termination rights Visteon may have,
Visteon:

     (a) may terminate or not renew an Existing Agreement for a Component which does not include any parts, components, or systems supplied by Newco in accordance with the Purchase Order or Long Term Supply Agreement (and Global Terms) covering such Component; and,

     (b) may not, during the term of this Agreement, terminate or not renew an Existing Agreement for a Component which includes any parts, components, or systems supplied by Newco without Ford's prior written consent, except if Ford is in material default of the applicable Purchase Order or Long Term Supply Agreement covering the Component and Ford has failed to materially cure such default within 60 days after written notice of such default is provided by Visteon to Ford; provided that if such default (except for non-payment by Ford) cannot be cured within such 60 days, then Ford shall have a reasonable period to cure the default (not to exceed an additional 90 days), during which period Ford shall at all times diligently pursue a cure.

7.   PARTICIPATION IN FORD RAW MATERIALS PROGRAMS AND DIRECTED SOURCING

7.1 To the extent consistent with all applicable laws and regulations and consistent with the terms of all Existing Agreements, Visteon will participate in Ford's raw materials supply system or directed buy programs for raw materials as amended from time to time, in the same manner as other Ford Tier 1 Suppliers. In the event that such participation by Visteon would or may conflict with existing contractual obligations of Visteon, Ford and Visteon will discuss in good faith how to address the matter.

7.2 Visteon will participate in new Directed Tier 2 Sourcing for Existing Business if and as requested by Ford after the date of this Agreement. Any price reductions or increases approved by Ford for parts, components, or materials of Components subject to such new Directed Tier 2 Sourcing will be flowed through, unaltered, to Ford and reflected in a corresponding adjustment to the price payable by Ford for such Components. If any such new Directed Tier 2 Sourcing affects Visteon's cost or timing (aside from the cost of the newly-directed parts, components, or materials), Sec. 9.03 of the Global Terms and the Supplier Frequently Asked Question dated September 30, 2005 on Sec. 9.03 issued by Ford will apply (i.e., Visteon will promptly notify Ford in a Written Notice [as defined in the Global Terms] if the proposed new Directed Sourcing will affect its cost or timing and provide substantiation of its claim, and, as long as the claim is adequately substantiated, Ford will make an equitable adjustment to the price or delivery schedules, and the adjustment will be negotiated in good faith with Visteon).

8.   DEFAULT

8.1. A Party (a "NON-DEFAULTING PARTY") may give notice to the other Party (the "DEFAULTING PARTY"), upon occurrence of any of the following events, any one of which will be considered to be an "EVENT OF DEFAULT":

     (a) Default by a Party. Any default by the Defaulting Party in the performance of any obligation or in the observance of any restriction in this Agreement, which default may not be cured, or is not effectively cured, after a period of 30 days after written notice thereof has been given by the Non-Defaulting Party; provided that if such default cannot be cured within 30 days, then the Defaulting Party shall have a reasonable period to cure the default (not to exceed 90 days), during which period the Defaulting Party shall at all times diligently pursue a cure;

     (b) Termination of Existence Initiated by a Party. The Defaulting Party commences any Proceeding to wind up, dissolve, or otherwise terminate its legal existence;

     (c) Termination of Existence Initiated by Another Person. Any proceeding is commenced against the Defaulting Party that seeks or requires the winding up, dissolution, or other termination of its legal existence, unless the proceeding is defended or contested in good faith by the Defaulting Party within 30 days of the commencement of the proceeding in a manner that stays it and such defense or contest is pursued diligently thereafter;

     (d) Bankruptcy. Either (a) the Defaulting Party seeks relief by any proceedings of any nature under any applicable laws for the relief of debtors; or (b) the institution against the Defaulting Party of a proceeding under any applicable bankruptcy or similar law of any jurisdiction in which the Defaulting Party carries on its business, unless the proceeding is defended or contested in good faith by the Defaulting Party within 15 days of the commencement of the proceeding in a manner that stays the proceedings and then only so long as such defense or contest is pursued diligently thereafter;

     (e) Appointment of a Receiver. The appointment of a receiver, receiver-manager, trustee, custodian or like officer for all or a substantial part of the business or assets of the Defaulting Party, unless the appointment is defended or contested in good faith by the Defaulting Party within 30 days of the commencement of the appointment in a manner that stays the appointment and then only so long as such defense or contest is pursued diligently thereafter; or

     (f) Assignment for Benefit of Creditors. The Defaulting Party makes an assignment of a substantial part of its assets for the benefit of its creditors.

8.2. Upon the occurrence of an Event of Default, the Non-Defaulting Party may elect one or more of the following remedies:

     (a) Subject to Section 8.4 below, termination of this Agreement, in whole or in part, and any such termination shall not be deemed a waiver or release of, or otherwise prejudice or affect, any rights, remedies or claims, whether for Damages or otherwise, which the Non-Defaulting Party may then possess under this Agreement or which arise as a result of such termination; provided, however, that the Non-Defaulting Party may only elect to terminate this Agreement (in whole or in part) for an Event of Default under Section 8.1(a) above (Default by a Party) if the default by the Defaulting Party under Section 8.1(a) is a material default of a material provision of this Agreement; and

     (b) Set off and recoupment against sums owed by the Non-Defaulting Party or one of its Affiliates to the Defaulting Party or one of its Affiliates any amounts for which the Non-Defaulting Party determines in good faith that the Defaulting Party or one of its Affiliates is liable to the Non-Defaulting Party or one of its Affiliates under this Agreement or any Purchase Order; and

     (c)  Recovery of Damages arising from the Default.

8.3 (a) In addition to any termination rights Ford may have under this Agreement or applicable law, Ford may terminate this Agreement in the following events:
(i) a Change of Control of Visteon occurs; (ii) all of the Existing Agreements become subject to termination or cancellation for Good Cause; or (iii) all of the Existing Agreements are terminated or not renewed in accordance with this Agreement.

(b) As used in this Section 8.3, the term "CHANGE OF CONTROL" means (i) a liquidation or dissolution of Visteon; (ii) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Visteon and its subsidiaries, taken as a whole; (iii) a merger, consolidation, share exchange, business combination or similar extraordinary transaction as a result of which the persons possessing, immediately prior to the consummation of such transaction, beneficial ownership of the voting securities of Visteon entitled to vote generally in elections of directors of Visteon, cease to possess, immediately after consummation of such transaction, beneficial ownership of voting securities entitling them to exercise at least 50% of the total voting power of all outstanding securities entitled to vote generally in elections of directors of Visteon (or, if not Visteon, the surviving entity resulting from such transaction); or (iv) a transaction or series of transactions (including by way of merger, consolidation, sale of stock or otherwise) the result of which is that any Person or "group" (as defined in Section 13 of the Securities Exchange Act of
1934) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the voting power of the outstanding voting stock of Visteon.

(c) Notwithstanding Section 6.1(a)(1) or 8.3(a) above, in the event of an occurrence described in Section 8.3(b)(ii), (iii), or (iv) above, Ford may not terminate an Existing Agreement relating to a Component during the term of this Agreement, or terminate this Agreement, as a result of a Change of Control of Visteon unless and until it has made a good faith effort to discuss (if Visteon requests, in writing, that Ford have such discussion) the potential continuation of the applicable Existing Agreement, in regard to Section 6.1(a)(1), or of this Agreement, with: (1) the transferee of all, or substantially all, of the assets of Visteon and its Subsidiaries described in Section 8.3(b)(ii); (2) the Person Controlling Visteon (if any) as a result of the merger, consolidation, share exchange, business combination or similar extraordinary transaction described in
Section 8.3(b)(iii) (for this purpose, "Control" will be as defined in the definition of the term "Affiliate" in Section 1.1 above); or, (3) the Person or "group" that will become the "beneficial owner" of more than 50% of the voting power of the outstanding voting stock of Visteon described in Section 8.3(b)(iii).

8.4 A Non-Defaulting Party intending to terminate this Agreement pursuant to this Article 8 as a result of an Event of Default occurring under Subsections 8.1(a) or (b) shall first notify the Defaulting Party of the grounds for the intended termination. If the Defaulting Party fails to remedy such grounds for termination within sixty (60) days of such notice (or any longer period of time as mutually agreed by the Parties), then the Non-Defaulting Party may terminate this Agreement effective upon notice to the Defaulting Party without the need for any judicial action.

8.5 The provisions of this Article 8 are without prejudice to any other rights or remedies either Party may have by reason of the Event of Default of the other Party; provided, however, that the Parties' rights to terminate this Agreement shall in all cases be as described in this Article 8.

8.6 In the event a competitor of Ford in the business of manufacturing motor vehicles acquires a significant interest in Visteon (directly or indirectly), Visteon will provide Ford with reasonable assurances that Visteon will utilize its best efforts to preserve the confidentiality of all information related to products produced for Ford and Ford product programs.

9.   TERM

9.1 The term of this Agreement shall commence on the date of this Agreement and continue through December 31, 2008, unless terminated earlier in accordance with the terms and conditions of this Agreement.

9.2 The 2003 Agreement shall be terminated as of the date of this Agreement and, as such, all obligations outstanding under the 2003 Agreement shall be terminated as of such date.

10.  TRANSFER OF FDM BUSINESS

If requested by Ford, Visteon will move at least 450 Fuel Delivery Module (FDM) jobs to a Master Agreement Plant. Ford and Visteon will diligently negotiate and agree upon the plan and schedule for the movement of such jobs. Over time, it is anticipated that all FDM production would be relocated from Visteon to a Master Agreement Facility.

11.  CONFLICT WITH OTHER AGREEMENTS

Nothing in this Agreement, any Existing Agreement, or in any Purchase Order, Long Term Supply Agreement, Target Agreement, or Sourcing Agreement for Components or the Global Terms affects, limits, or supersedes in any way any Master Transaction Agreement or any rights, obligations, or limitations of liability of either of Newco or Visteon under any Master Transaction Agreement, including, without limitation, any limitations of liability of Newco or Visteon relating to any Components (or parts, components, or materials thereof) contained in any Master Transaction Agreement, or any rights relating to intellectual property, or responsibility for infringement of intellectual property rights, contained in any Master Transaction Agreement. In the event of any conflict between the provisions of this Agreement and any Master Transaction Agreement, the Master Transaction Agreement shall prevail. This Section 11 will survive the termination or expiration of this Agreement. Without limiting the generality of the foregoing, the Parties agree that nothing in this Agreement, or in any Purchase Order, Long Term Supply Agreement, Sourcing Agreement, or Target Agreement, shall in any respect limit or restrict Visteon's obligations with respect to liabilities retained by Visteon under Section 2.04(iii) of the Contribution Agreement.

For the purposes of this Section 11, "Master Transaction Agreements" means the following, collectively: All of the agreements referenced in Section 8 of the Master Agreement by and between Ford and Visteon dated as of September 12, 2005, and, for the avoidance of doubt, the Intellectual Property License Agreement dated as of October 1, 2005 between Visteon, Visteon Global Technologies, Inc., and Ford.

12.  QUALITY IMPROVEMENT INITIATIVES & WARRANTY SHARING AGREEMENT

     (a) Without limiting or expanding any of the terms and conditions of the Global Terms, to insure a robust quality improvement process, Visteon will participate in Ford quality improvement programs and Ford can require Visteon to achieve reasonable increased quality standards, consistent with the requirements for other Ford Tier 1 Suppliers, as they may exist from time to time. Without limiting the foregoing (including the Global Terms), all Visteon facilities that produce Components for Ford shall achieve and retain Q1 status and shall also maintain ISO9000 compliance during the terms of any applicable Purchase Order.

     (b) It is Ford's intent that Visteon's Q1 status will not be negatively impacted by quality problems determined to have been caused by Newco. Towards this end:

     1. Visteon will collect, compile and provide to Ford the data on Newco performance collected at Visteon's manufacturing location. The data collected and provided to Ford by Visteon will be the data collected by Visteon's current quality operating system.

     2. Visteon has the right to contest the consequences of inclusion of Newco performance in Visteon SIM (Supplier Improvement Metrics) data input by Ford plants.

     3. If the capability to maintain separate quality and SIM data for Newco-supplied parts, components or materials becomes available in the future, Ford will notify Visteon and Newco.

     Except as otherwise expressly agreed upon by Ford in writing, this Section 12(b) will apply only in regard to parts, components, or materials supplied by Newco to Visteon, and will not apply to any parts, components, or materials supplied by a Person other than Newco, including, without limitation, any buyer or transferee of the applicable Newco facility supplying the parts, components, or materials.

     This Section 12(b) does not, however, relieve Visteon of its responsibilities for the quality of parts, components, or materials supplied by Newco to Visteon under the applicable Ford Purchase Order or Long Term Supply Agreement or under Q1, including, for example and without limitation, for monitoring the incoming quality of such parts, components, or materials and taking any necessary containment actions, nor does this section reduce or mitigate Visteon's obligation under Section 2.04(iii) of the Contribution Agreement.

     (c) The warranty sharing program in effect as of the date of this Agreement is contained in that certain letter dated December 13, 2002 from Mr. Todd Sheppelman of Visteon to Mr. Tom Miller of Ford. The Parties acknowledge that certain modifications will need to be made to such letter in light of the overall restructuring of Visteon operations giving rise to this Agreement. The Parties will discuss such modifications in good faith.

13.  GENERAL PROVISIONS

13.1 No Agency. This Agreement does not constitute either Party the agent or legal representative of the other Party. Neither Party is authorized to create any obligation on behalf of the other Party.


13.2 Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission and electronic mail ("E-MAIL") transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Ford, to:

        Ford Motor Company
        Office of the Secretary
        One American Road
        Dearborn, Michigan 48126

        Attention:  Peter J. Sherry, Jr.
        Facsimile No.: (313) 248-8713
        E-mail: mnunn@ford.com

     with a copy to:

        Ford Motor Company
        Office of the General Counsel
        One American Road
        320 World Headquarters
        Dearborn, Michigan 48126

        Attention:  Marcia J. Nunn
        Facsimile No.: (313) 337-3209
        E-mail: mnunn@ford.com

     if to Visteon, to:

        Visteon Corporation
        One Village Center Drive
        Van Buren Township, Michigan 48111
        Attention: John Donofrio, General Counsel
        Facsimile No.: (734) 710-7132
        E-mail: jdonofri@visteon.com

or such other address, facsimile number or e-mail address as such Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

13.3 Subsidiaries and Affiliates. Subsidiaries and other Affiliates of Ford and Visteon are bound by the provisions herein to the extent that such subsidiaries or Affiliates produce Components supplied to Ford or its Affiliates (in regard to Visteon and its Affiliates) or purchase Components supplied by Visteon or its Affiliates (in regard to Ford and its Affiliates); provided, that AAI and Affiliates of Ford shall be bound by this Agreement only to the extent that Components supplied to them are purchased for use in a Ford, Lincoln or Mercury brand vehicle. Each Party warrants and represents to the other Party that it has the authority to bind its Affiliates to this Agreement as described in this
Section 13.3.

13.4 Amendments and Waivers.

     (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

     (b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13.5 Entire Agreement. Subject to Section 11, this Agreement supersedes any prior agreements between the Parties concerning the subject matter herein.

13.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided that neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party hereto, except as expressly provided for otherwise in this Agreement.

13.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

13.8 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Michigan, without regard to the conflicts of law rules of such state. The Parties exclude the application of the 1980 United Nations Convention on Contracts for the International Sale of Goods, if otherwise applicable.

13.9 Disputes. If a dispute arises between the Parties relating to this Agreement, the following shall be the sole and exclusive procedure for enforcing the terms hereof; provided, however, that a Party may seek injunctive relief from a court where appropriate for the purpose of maintaining the status quo while this procedure is being followed:

     (i) The Parties promptly shall hold a meeting of senior executives with decision-making authority to attempt in good faith to negotiate a mutually satisfactory resolution of the dispute; provided that no Party shall be under any obligation whatsoever to reach, accept or agree to any such resolution; provided further, that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the parties or be deemed a waiver by a Party hereto of any remedies to which such Party would otherwise be entitled.

     (ii) If the parties are unable to negotiate a mutually satisfactory resolution as provided above, then upon request by either Party, the matter shall be submitted to binding arbitration before a sole arbitrator in accordance with the CPR Rules, including discovery rules, for Non-Administered Arbitration. Within five Business Days after the selection of the arbitrator, each Party shall submit its requested relief to the other Party and to the arbitrator with a view toward settling the matter prior to commencement of discovery. If no settlement is reached, then discovery shall proceed. Upon the conclusion of discovery, each Party shall again submit to the arbitrator its requested relief (which may be modified from the initial submission) and the arbitrator shall select only the entire requested relief submitted by one Party or the other, as the arbitrator deems most appropriate. The arbitrator shall not select one Party's requested relief as to certain claims or counterclaims and the other Party's requested relief as to other claims or counterclaims. Rather, the arbitrator must only select one or the other Party's entire requested relief on all of the asserted claims and counterclaims, and the arbitrator shall enter a final ruling that adopts in whole such requested relief. The arbitrator shall limit his/her final ruling to selecting the entire requested relief he/she considers the most appropriate from the requests submitted by the Parties.

     (iii) Arbitration shall take place in the City of Dearborn, Michigan unless the parties agree otherwise or the arbitrator selected by the Parties orders otherwise. Punitive or exemplary damages shall not be awarded. This Section 13.9 is subject to the Federal Arbitration Act, 28 U.S.C.A. Section 1, et seq., or comparable legislation in non-U.S. jurisdictions, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

13.10 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective as of the date first set forth above when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except as specifically provided for herein, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and permitted assigns under Section 13.6.

13.11 Right to Audit. Sections 32.01, 32.02, and 32.06 of the Global Terms shall apply to this Agreement. For the purposes of applying such Sections of the Global Terms, the terms "Buyer," "Supplier," and "Purchase Order" as used therein shall mean Ford, Visteon, and this Agreement, respectively.

13.12 Purchase of Component Parts (Service Parts) Directly from Visteon's Supplier. Ford may, at its option, (a) purchase any Component Parts directly from Visteon's supplier, or (b) purchase any Component Parts from Visteon and receive shipment directly from Visteon's supplier, rather than from Visteon. If Ford elects to purchase directly from Visteon's supplier (Section 13.12(a) above), then (i) Visteon will no longer have a supply obligation with respect to such Component Parts to Ford; and (ii) Ford must purchase all such Component Parts directly from such supplier that are produced at the applicable ship point. "Component Parts" are Service Parts that are components of larger assemblies or systems.

IN WITNESS WHEREOF, Ford and Visteon have caused this Agreement to be duly executed in multiple counterparts by their duly authorized representatives.

VISTEON CORPORATION                     FORD MOTOR COMPANY


By: /s/ James F. Palmer                 By: /s/ Donat R. Leclair
    ---------------------------------       ------------------------------------
Title: Executive Vice President and     Title: Executive Vice President and
       ------------------------------          ---------------------------------
       Chief Financial Officer                 Chief Financial Officer
       ------------------------------          ---------------------------------
Date:  October 1, 2005                  Date:  October 1, 2005
       ------------------------------          ---------------------------------